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Exhibit 23.4

CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Evergreen Resources, Inc. (the "Company"), of our audit reports, dated February 13, 2001, January 31, 2002, and February 7, 2003, of estimates of the net proved oil and gas reserves of Evergreen and their present values, as of December 31, 2000, 2001, and 2002, respectively, and all references to our firm therein.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By: /s/  DANNY D. SIMMONS
Name: Danny D. Simmons
Title: Executive Vice President

Houston, Texas
December 18, 2003

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  Exhibit 23.4